Exhibit 24.4

Registration Statement

RESOLUTION OF THE

BOARD OF DIRECTORS OF

PACIFIC GAS AND ELECTRIC COMPANY

February 21, 2020

BE IT FURTHER RESOLVED, that for the purposes of facilitating the signing and filing of the Registration Statement and any amendments (including pre-effective amendments or post-effective amendments) or supplements thereto, each of FRANCES S. CHANG, CHRISTINE M. DESANZE, JUSTYNA LLOYD, ROBIN J. REILLY, BRIAN M. WONG and JOSEPH C. YU (the “Authorized Officers”) be, and each of them with full power and authority to act without the others hereby is, designated as attorney-in-fact and agent for the Corporation with full power of substitution and resubstitution; and the officers and directors of the Corporation be, and each of them with full power and authority to act without the others hereby is, authorized, empowered and directed to grant their several powers of attorney and the power of attorney of the Corporation to the Authorized Officers, and to each of them with full power and authority to act without the others;

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I, WONDY S. LEE, do hereby certify that I am Assistant Corporate Secretary of PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a true and correct extract from a resolution that was duly adopted by the Board of Directors of said corporation at a meeting of said Board of Directors, which was duly and regularly called and held on February 21, 2020; and that this resolution has never been amended, revoked or repealed, but is still in full force and effect.

WITNESS my hand and the seal of said corporation hereunto affixed this 21st day of February, 2020.

/s/ Wondy S. Lee Wondy S. Lee Assistant Corporate Secretary PACIFIC GAS AND ELECTRIC COMPANY

CORPORATE SEAL